Exhibit 16.1
June 4, 2021
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by SoFi Technologies, Inc. (formerly Social Capital Hedosophia Holdings Corp.V), under Item 4.01 of its Form 8-K filed June 4, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on June 1, 2021, effective immediately. We are not in a position to agree or disagree with other statements of SoFi Technologies, Inc. (formerly Social Capital Hedosophia Holdings Corp. V) contained therein.
Very truly yours,

/s/ Marcum LLP
Marcum LLP